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                                                                    Exhibit 10.1

[NOTICE : Confidential treatment has been requested for portions of this document and the confidential material has been filed separately with the SEC.]

                               SPECIALTY PHARMACY
                               FUZEON(R) AGREEMENT

         THIS AGREEMENT is entered into as of this 7th day of March, 2003, by and between Chronimed Inc. located at 10900 Red Circle Drive, Minnetonka, MN. 55343 ("Chronimed"), and Roche Laboratories Inc. located at 340 Kingsland Street, Nutley, New Jersey 07110, ("Roche").

         Whereas, Roche has developed, manufactured, and have sought U.S. Food and Drug Administration approval to sell the Fuzeon brand of Enfuvirtide ("Fuzeon"); and

         Whereas, Roche seeks to launch Fuzeon and anticipate that demand for Fuzeon may exceed supply; and

         Whereas, Roche seeks to establish a progressive distribution program by which Fuzeon can be effectively introduced to and distribution managed in the marketplace; and

         Whereas, Chronimed has the expertise to facilitate the Fuzeon launch and manage market demand for limited product supply from a central distribution facility;

         Now, Therefore, the parties agree as follows:

1.       DEFINITIONS

         1.1 CHRONIMED LOCATIONS shall mean those Chronimed or StatScript Pharmacy distribution and dispensing facilities identified in EXHIBIT A, CHRONIMED LOCATIONS.

         1.2 CREDIT AVAILABILITY shall mean the amount of open, unsecured credit that Roche is willing to extend to Chronimed at any one time in purchasing Fuzeon pursuant to this Agreement.

         1.3 DIRECT ACCOUNT AGREEMENT shall mean the general product sale agreement entered among Roche Laboratories and Chronimed effective March 8, 1999.

         1.4 ENROLLED PATIENT shall mean an HIV/AIDS patient who meets the eligibility criteria, if any, identified in EXHIBIT B, PATIENT WAIT LIST, for receipt of Fuzeon, for whom a patient profile and other data are maintained by Chronimed, is receiving Fuzeon and is considered "active", as that term is defined in EXHIBIT B, PATIENT WAIT LIST.

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         1.5      EXPANDED ACCESS PROGRAM shall mean the Roche program initiated for limited, pre-FDA approval distribution of Fuzeon for qualified compassionate use patients.

         1.6 HIPAA shall mean the Health Insurance Portability and Accountability Act of 1996 and amendments or regulations promulgated pursuant thereto, including specifically but not exclusively 45 CFR Parts 160 and 164.

         1.7 LAUNCH shall mean, with respect to the introduction of Fuzeon for distribution into the market, the date on which Chronimed first ships Fuzeon to a customer.

         1.8 LONGITUDINAL DATABASE shall mean the data fields and elements in the database management application created, modified, utilized or populated pursuant to this Agreement and identifying the therapeutic experience of Fuzeon Enrolled Patients.

         1.9 PATIENT ASSISTANCE PROGRAM shall mean Roche's program to make Fuzeon available to eligible patients who lack adequate benefits or financial resources.

         1.10 PATIENT WAIT LIST shall mean the database maintained by Chronimed of all patients with current valid prescriptions for Fuzeon and who are potentially eligible for receipt of Fuzeon.

         1.11 PRIME shall mean the current prime lending rate as published in the Wall Street Journal.

         1.12 REGULATORY APPROVAL shall mean the approval by any governmental regulatory body having jurisdiction over the manufacture, distribution, sale, or use of Fuzeon in the Territory, including any Fuzeon registration or license, pricing or reimbursement approval, and any amendments thereto.

         1.13 TERM shall mean the period of time commencing upon the Effective Date and continuing for one year following the - date of Launch.

         1.14 TERRITORY shall mean the United States, its territories and protectorates.

         1.15 WAC shall mean the Wholesale Acquisition Cost, as determined by Roche. WAC is the list price for wholesalers, distributors and other direct accounts before any rebates, discounts, stocking or distribution allowances, chargebacks, and/or other price concessions that may be offered by Roche.

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2.       GRANT OF DISTRIBUTION RIGHTS

         2.1 In accordance with the terms and conditions of this Agreement, and during the Term of this Agreement, Roche grants to Chronimed and Chronimed accepts the exclusive right to distribute and sell Fuzeon, and the non-exclusive right to market Fuzeon, within the Territory. During the Term of this Agreement, Roche shall not appoint any other distributor for Fuzeon within the Territory, undertake any effort to distribute or sell Fuzeon within the Territory contrary to Chronimed's exclusive rights, nor grant rights to market Fuzeon within the Territory detrimental to Chronimed's distribution and sales during the Term. This restriction will not apply to patients either in clinical trials or the Expanded Access Program.

         2.2 Any Fuzeon sale, purchase and distribution among or by the parties following expiration of the Term of this Agreement will be governed by the parties' Direct Account Agreement.

         2.3 Chronimed acknowledges that Roche may utilize the services of other non-pharmacy vendors in the distribution of Fuzeon, including, but not limited to, reimbursement assistance and nursing communications. Chronimed represents and agrees that it is ready, willing and able and agrees to work with such other Roche vendors on a cooperative basis to provide satisfactory patient service and support.

         2.4 Chronimed represents and warrants that it is licensed to dispense and able to ship (either directly or through agents or network pharmacies) Fuzeon in the Territory, and Chronimed will utilize commercially reasonable and diligent efforts to fulfill its duties as exclusive distributor for Fuzeon during the Term.

3.       CONSIGNMENT AND SALE OF FUZEON

         3.1      (a)      Roche will consign Fuzeon to Chronimed and Chronimed
will receive, store, distribute and sell Fuzeon according to the terms herein. Title to consigned Fuzeon will remain exclusively with Roche, whether or not commingled with Chronimed's inventory, until identified for sale to a Chronimed customer. Identification for Chronimed customer sale, and transfer of Roche's title and sale to Chronimed, shall occur on an individual SKU basis when the SKU of Fuzeon is moved from Chronimed's warehouse bulk storage area to the Chronimed distribution initial staging area. Until that time, all Fuzeon will be held in trust for the benefit of and subject to the direction and control of Roche, and Roche will hold a first priority lien on and purchase money security interest pursuant to the UCC in all such consigned Fuzeon. After title to any of the consigned Fuzeon has transferred to Chronimed as set forth above, Roche will continue to hold a first priority lien on and purchase money security interest in Chronimed's inventory of Fuzeon. Consigned Fuzeon will include exchanges, replacements or returns of consigned Fuzeon.

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                  (b)      During the term of this Agreement or prior to the
payment in full by Chronimed to Roche of all amounts required to be paid to Roche hereunder, Chronimed hereby assigns and transfers to Roche, and grants Roche a continuing first priority, purchase money security interest, pursuant to the Uniform Commercial Code as in effect in any relevant jurisdiction in the United States (the "UCC"), in all Fuzeon Inventory. Chronimed represents, warrants and covenants to Roche that it will not pledge either the consigned Fuzeon or Fuzeon with respect to which title has been transferred to Chronimed as security, and shall not hold out to any third party, that the consigned Fuzeon with respect to which title has not been transferred to Chronimed is Chronimed inventory or the property of anyone other than Roche.

         3.2 Roche and Chronimed each will identify a project manager to communicate and coordinate the parties' respective inventory management activities including, but not limited to, Fuzeon availability, ordering, shipping and storage. Chronimed will submit written or EDI Fuzeon shipment orders to Roche following periodic inventory manager conferences, to be conducted not less than monthly. Inventory conferences will be directed toward maximizing the number of patients receiving Fuzeon, subject to Roche's supply constraints. Roche will ship Fuzeon without charge to Chronimed's Minnetonka storage and distribution facility promptly following Roche's acknowledgment and acceptance of a purchase order. Roche will have the discretion to determine the volume of Fuzeon to be shipped to Chronimed. Chronimed will notify Roche in writing of any damaged or otherwise non-conforming Fuzeon shipment within 48 hours following receipt by Chronimed. Roche will bear the cost of return of any damaged or non-conforming Fuzeon upon such Chronimed notice. Chronimed will bear the risk of loss for Fuzeon damaged or stolen after receipt at the Chronimed facility.

         3.3      i)       During the term of this Agreement, Chronimed will
provide Roche with weekly written reports detailing daily Fuzeon sales to Chronimed. Weekly reports will cover Fuzeon sales to Chronimed, on a Friday-to-Thursday cycle, through the close of business Thursday for each week of the Term. Roche will invoice Chronimed on a weekly basis for all Fuzeon sales to Chronimed. [XXXXXXX] Chronimed will pay such Roche invoices within 30 days following the date of invoice. No stocking allowances, contract rebates or prompt pay discounts will be allowed.

         The maximum unsecured amount that can be due from Chronimed to Roche at any one time cannot exceed the assigned Credit Availability. In the event that Chronimed is required by the terms of this Agreement to purchase additional Fuzeon in an amount that would require the total amount due to exceed the assigned Credit Availability then the parties must comply with the provisions of
Section 3.3 (iv) before Roche will ship the additional Fuzeon.

                  ii) During the term of this Agreement, Chronimed will invoice Roche on a monthly basis for storage charges, and for the other enumerated services at the described frequencies, as provided in EXHIBIT C, CHRONIMED PRICING. Roche will pay Chronimed invoices within 30 days following date of invoice.

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                  iii)     The parties agree to remit all payments due by
electronic funds transfer or other mutually acceptable EDI format. Appropriate wire transfer instructions will be provided in writing by each party and Chronimed will complete a Roche EDI trading partner authorization form. The parties reserve the right of recoupment or off-set, without prejudice to any other remedy or right, with respect to sums due and unpaid.

                  iv) Roche agrees to provide Chronimed with a quarterly update of Roche's evaluation of Chronimed's credit worthiness and assigned Credit Availability. In the event that the operating results or financial strength of Chronimed are, in Roche's evaluation, unable to support an increase in Chronimed's existing Credit Availability for the Fuzeon product line, Chronimed agrees to prepay invoices at Roche's instructions, in order for additional shipments to be made. Roche will provide Chronimed not less than 30 days advance notice of Roche's intention to require pre-payment in amounts of [XXXX]. In the event of such pre-payment, Roche will provide an Adjustment of the selected invoice amounts. This Adjustment will be calculated according to the following formula:

                  Adjustment = Interest Rate x Invoice Amount x Adjustment
                               Multiplier

                  whereby the:

                  Interest Rate = [XXXX] ;

                  Invoice Amount = face amount of the invoice subject to the adjustment; and

                  Adjustment Multiplier = the number of full days an invoice is paid in advance of the 30th day
                                          following the invoice date, divided by
                                          360.

                  In the event Chronimed is unable to obtain the necessary funding to make a pre-payment, and as a result, pending orders cannot be shipped, Chronimed would be in material breach of the Agreement and Roche, in its sole and unreviewable discretion, could exercise its option to terminate this Agreement as further outlined in Section 13.3.

         3.4 During the Term of the Agreement, Chronimed agrees that it (including any agents or network pharmacies utilized by Chronimed) will charge, bill or invoice all customers (including patients or ultimate payors) [XXXX]. For third party payors with whom Chronimed is not already a contracted provider, [XXXX]. Notwithstanding the above, this provision does not prohibit Chronimed from charging a price [XXXX] or as required by a pre-existing agreement. The parties agree that any failure to comply with the terms of this Section 3.4 shall constitute a material breach for purposes of Article 13 "Term and Termination".

         3.5 The parties agree that Roche will file a financing statement and take other steps Roche deems necessary or appropriate to establish, maintain and protect its rights and security interest in both the consigned Fuzeon and the Fuzeon with respect to which title has been transferred to Chronimed inventory. Roche is authorized to execute and

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deliver on behalf of Chronimed, such financing statements or other instruments or to file any such financing statements without the signature of Chronimed to the extent permitted by law. Chronimed agrees to cooperate with Roche's perfection, maintenance protection and enforcement of its security interest in such Fuzeon inventory. Chronimed represents it has requisite authorization from its lending institutions to permit implementation of this security interest. Notwithstanding the foregoing provisions of this Section 3.5, the parties acknowledge and agree that this is a true consignment with respect to the Fuzeon delivered to Chronimed at all times prior to the transfer of title to said Fuzeon as set forth in Section 3.1(a) above.

         3.6 The parties each will identify a principal accounts payable/receivable manager for purposes of communicating and coordinating the parties' respective issuance, processing, and payment of invoices. The parties' accounts payable/receivable managers will establish a mutually acceptable process for issuance and resolution of any credit or debit memoranda and will confer as necessary to address financial account management.

         3.7 Chronimed hereby acknowledges and agrees to cooperate fully in the prompt return of Roche owned Fuzeon to Roche or another distribution company as may be advised by Roche and to not make any claim of ownership to Roche owned Fuzeon in the event of any insolvency filing under State or Federal law or other event which may substantially compromise the ability of Chronimed to perform hereunder. In the event of any such insolvency filing by or against Chronimed, Chronimed agrees that Roche shall be entitled to relief from the automatic stay to allow Roche to take possession of all unsold Fuzeon in order to deliver such Fuzeon to patients by means of an alternative distributor or pharmacy, and shall support and not oppose or assert any defense to any motion Roche might file seeking such relief. Additionally, in the event of termination for breach, Chronimed agrees to cooperate fully in returning the consigned inventory to Roche.

4.       CHRONIMED WAREHOUSE AND SUPPLY OBLIGATIONS

         4.1 During the Term of this Agreement, Chronimed will maintain adequate, dedicated secure storage space for Fuzeon inventory at its Minnetonka, Minnesota facility, consistent with the standards in EXHIBIT D, PERFORMANCE STANDARDS. Chronimed's Fuzeon storage space environment will be maintained consistent with Roche's Fuzeon label specifications, as well as all regulations regarding the storage of pharmaceuticals, specifically 21 CFR Parts 210 and 211. Chronimed will apply First In First Out inventory management practices to its distribution or sale of Fuzeon. Roche will endeavor to ship all Fuzeon on or after June 1, 2003 such that it will arrive at Chronimed's Minnetonka facility with not less than twelve months product dating. Roche will not accept product returns for lack of adequate dating, unless product dating was less than twelve months, upon receipt at the Chronimed facility, and Chronimed can demonstrate that despite its FIFO inventory management programs, Product could not be supplied to patient prior to expiration date. Chronimed will destroy by incineration and not resell any Fuzeon returned to it by a customer or patient and will report monthly the

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total of any such returns. Chronimed will not provide return credits or reimbursement to customers returning Fuzeon.

         4.2 During the Term of this Agreement, and subject to supply by Roche, Chronimed will maintain on-hand quantities of Fuzeon sufficient to provide all Enrolled Patients with a continuous supply of Fuzeon. At Roche's discretion, Roche may consign and Chronimed will maintain an on-hand inventory of Fuzeon sufficient to provide each Enrolled Patient up to a six-month continuous supply. Chronimed may adjust its inventory levels of Fuzeon to reflect decreased demand due to Enrolled Patients who may become inactive. Enrolled patients may be deemed inactive in the event they fail to order Fuzeon for more than two consecutive months, for reasons other than supply limitations caused by Roche or Chronimed. The parties will periodically review these on-hand inventory requirements.

         4.3 During the term of this Agreement, in addition to the Fuzeon storage capabilities at its Minnetonka, Minnesota facility, the parties will confer regarding the advisability of Chronimed maintaining appropriate levels of consigned Fuzeon inventory at additional warehouse facilities or other Chronimed Locations, on mutually acceptable terms. All Fuzeon maintained at any additional warehouse facilities or other Chronimed Locations will be stored under mutually acceptable conditions in secure, climate controlled environments and tracked on Chronimed's central inventory tracking system, and be subject to all other performance standards in EXHIBIT D.

         4.4 In the event of termination or non-renewal of Chronimed's exclusive distribution rights under this Agreement, the parties will promptly confer to identify Chronimed's reasonably estimable, post-termination requirements for its on-hand inventory of Fuzeon. Chronimed will make good faith efforts to reduce, by sales to other wholesalers, providers or pharmacies, any on-hand inventory the parties deem to exceed Chronimed's estimable requirements. In the event Chronimed is unable, after good faith efforts, to sell any excess inventory, Chronimed may purchase consigned inventory from Roche or return consigned inventory without obligation to purchase. Chronimed will also adhere to the Transition Plan set forth in EXHIBIT G, TRANSITION PLAN.

         4.5 [XXXX], Roche may terminate this Agreement upon 60 days advance written notice. No termination of the Agreement under this Section 4.5 may occur earlier than the sixth month anniversary of the Launch date. In the event of termination after (6) months, and prior to twelve (12) months, Roche shall pay Chronimed an early termination fee determined by [XXXX].

         4.6 Chronimed will make available to Roche the necessary access in order for Roche to take a physical inventory of Fuzeon on hand at any Chronimed facilities as necessary. The conduct of any physical inventory is at the sole discretion of Roche and will be at Roche's expense. Roche will cover reasonable expenses incurred by Chronimed in association with any physical inventory. Roche will give Chronimed at least one day's advance notice of its desire to conduct a physical inventory at Chronimed.

5.       CHRONIMED PATIENT SERVICES

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         5.1      During the Term of this Agreement, Chronimed will create and maintain a patient eligibility review process by which prospective Fuzeon patients will be identified, evaluated and accepted to receive Fuzeon. All potential Fuzeon patients identified by or to Chronimed will be placed on the Patient Wait List. The parties will each designate a project manager to communicate and coordinate the parties' respective responsibilities related to Wait List management. The Patient Wait List will be managed in accordance with and contain the information described in EXHIBIT B, PATIENT WAIT LIST. Chronimed will actively manage the patient eligibility process to assure the earliest feasible commencement of Fuzeon delivery to newly Enrolled Patients.

         5.2 Chronimed will maintain and operate a secure warehouse, a patient call center and dispensing facility, implement patient education programs, and conduct patient adherence and persistence programs consistent with its standard operating procedures and according to the schedule for services identified in EXHIBIT D, PERFORMANCE STANDARDS.

         5.3 Chronimed will not utilize any information received or any patient interaction occurring pursuant to this Agreement to solicit Enrolled Patients to provide any other pharmaceutical products. This restriction shall not apply to Enrolled Patients with whom Chronimed has or had a prior provider relationship. Chronimed agrees to include a local pharmacy reminder notice in each shipment in a form similar to that contained in EXHIBIT D, PERFORMANCE STANDARDS.

6.       CHRONIMED BILLING AND REIMBURSEMENT

         6.1 Chronimed will, as an element of its patient intake process, attempt to identify insurance or other drug benefits coverage for Enrolled Patients. Chronimed will coordinate, on behalf of Enrolled Patients, benefit claims submission to procure reimbursement for Fuzeon. Chronimed will seek reimbursement for Fuzeon from Enrolled Patients and their insurers according to individual patient benefits plan design. Except as specifically stated in this Agreement, or otherwise waived in writing by Chronimed on a case-by-case basis, nothing herein shall prohibit or restrict Chronimed's right to seek or collect patient co-payments, co-insurance, or other personal obligations to pay for Fuzeon orders, in whole or in part, on or after the date of shipment.

         6.2 In the event an Enrolled Patient lacks sufficient benefits coverage, coverage is denied by an Enrolled Patient's insurance carrier, an Enrolled Patient does not qualify for or receive governmental drug benefits, or an Enrolled Patient is otherwise unable to pay for Fuzeon treatment, then Chronimed will refer such Enrolled Patient to Roche, or its currently designated vendor for further evaluation and possible admission to the Patient Assistance Program.

         6.3 Chronimed reserves the right to terminate services to any Enrolled Patients, upon prior notice to and consultation with Roche, for whom Chronimed has been unable to obtain payment, including benefits claims, co-payments, coinsurance, deductibles, or other payment obligations, for more than 60 days after the date of service generating the payment obligation.

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         6.4      In the event an Enrolled Patient is entitled to benefits under a non-Medicaid, government funded or subsidized program such as Ryan White, ADAP, PHS pricing, or the VA system, Chronimed will facilitate and document such patient's Fuzeon distribution and pricing sufficient to submit appropriate credits to Roche, pursuant to the terms and procedures identified in EXHIBIT E, TRANSACTION ADJUSTMENTS.

7.       FUZEON TRACKING AND REPORTING

         7.1 Chronimed will utilize Roche's code terminology to maintain sales records of all Fuzeon lot and code numbers sufficient to support any product notification or recall as may be required by Roche or the Food and Drug Administration. Chronimed will make its Fuzeon inventory and sales records available to Roche and Trimeris, Inc. on a daily basis, or to the FDA as required by law, subject to any patient confidentiality restrictions imposed by law.

         7.2 Chronimed will provide Roche and Trimeris, Inc. with periodic sales and process reports as identified in EXHIBIT F, REPORTS.

         7.3 In addition to the Patient Wait List, Chronimed will develop and maintain a Longitudinal Database for purposes of tracking Fuzeon therapeutic efficacy. The Longitudinal Database will consist solely of De-identified Health Information, as defined under 45 CFR Part 164.514 and, at Roche's election, will be an optional opt-in program for Enrolled Patients. The Longitudinal Database will be designed and access provided to Roche according to the terms of EXHIBIT H, LONGITUDINAL DATABASE. [XXXX]

         7.4 In the event an Enrolled Patient receives Fuzeon from a pharmacy or provider other than Chronimed during the term of this Agreement, Chronimed will accept, to the extent furnished, information from the Enrolled Patients' other pharmacies or providers for inclusion in the Patient Wait List and Longitudinal Database.

         7.5 Chronimed will maintain a system and process for receiving, maintaining, and promptly reporting to Roche any adverse Fuzeon events, as defined and required by the FDA, or identified in Title 21 of the Code of Federal Regulations, including GMPs and annual reports.

         7.6 Neither party shall use or disclose, directly or indirectly, any Protected Health Information ("PHI"), as that term is defined under 45 CFR Parts 160 and 164 (the Department of Health and Human Services "Privacy Rules"), except as required under this Agreement and permitted by the Privacy Rules. Chronimed may permit its employees, officers and agents to have access to and use the minimum necessary amount of PHI required to permit Chronimed to perform its contractual obligations under this Agreement. Roche shall be entitled to audit Chronimed's use of, and procedures to protect, PHI during regular business hours upon reasonable advance notice.

         A party may disclose PHI (i) as reasonably necessary to its auditors, accountants, counsel, and regulators who have entered a written business associate agreement to maintain the confidentiality of PHI, and (ii) to comply with a properly authorized civil,

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criminal or regulatory investigation or subpoena or summons issued by a federal, state or local authority, and respond to judicial process.

         Each party shall implement adequate safeguards to assure the security and confidentiality of PHI, including without limitation, the following: (i) requiring employees, subcontractors and agents to maintain the strict security and confidentiality of PHI as required under this Agreement and the Privacy Rules; (ii) immediately reporting to the other party any use or disclosure of PHI prohibited by the terms of this Agreement or the Privacy Rules; (iii) implementing adequate technological safeguards to prevent unauthorized access or interception of PHI; and (iv) not using or disclosing PHI in any manner that would violate the Privacy Rules.

8.       ROCHE'S OBLIGATIONS

         8.1 Roche shall procure and maintain all necessary FDA or other Regulatory Approvals for the manufacture, sale and use of Fuzeon within the Territory.

         8.2 Roche will consign to Chronimed all of Chronimed's requirements of Fuzeon necessary to support all Enrolled Patients, subject to the distribution management processes identified herein, Roche's supply constraints, clinical trial supplies, and possible inventory requirement modifications as determined by Roche.

         8.3 Roche will pay Chronimed for the Chronimed services identified in EXHIBIT C, CHRONIMED PRICING, according to the terms of this Agreement and EXHIBIT C.

         8.4 Roche will be solely responsible for determining the patient eligibility requirements, if any, identified in EXHIBIT B, PATIENT WAIT LIST. In the event Roche deems it necessary to modify the eligibility criteria during the Term of this Agreement, Roche shall provide Chronimed with not less than 60 days prior notice of such modification.

         8.5 Roche will maintain an Enrolled Patient hardship program consistent with the criteria identified in EXHIBIT I, ROCHE PATIENT ASSISTANCE PROGRAM. In the event an Enrolled Patient is admitted to Roche's hardship program, Chronimed shall be reimbursed for its services to such patient according to the terms of EXHIBIT E, TRANSACTION ADJUSTMENTS.

         8.6 Roche shall initially bear the expense of any Fuzeon recall or product alert, whether ordered by the FDA or undertaken by Roche upon its own initiative. Expenses shall include costs associated with patient notification, product return shipping, and reasonable staffing time and expense to facilitate the recall. The ultimate allocation of recall expense will be determined by the respective fault of the parties by reason of their acts or negligence which contribute to the need for such recall.

         8.7 Roche warrants that it will manufacture Fuzeon in accordance with FDA manufacturing requirements, with the Fuzeon specifications for which FDA approval has been or will be obtained, and in compliance with any other applicable regulatory

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approvals. Roche warrants that Fuzeon shipped by it under this Agreement shall, at the time of shipment and for the shelf-life of the Fuzeon when stored and handled in compliance with label specifications (i) meet all FDA approved specifications for the shelf-life of the Fuzeon, (ii) be manufactured in accordance with all applicable laws and regulations, and (iii) not be adulterated or misbranded as a result of any act by or under the control of Roche.

9.       COMPLIANCE

         9.1 During the Term of this Agreement, Chronimed and its professional employees will maintain all necessary licenses, registrations and qualifications to provide the distribution, pharmacy, and billing services identified in this Agreement. Chronimed shall immediately notify Roche in the event any such license, registrations or qualification has been suspended, revoked, or denied.

         9.2 The parties shall comply with all applicable laws, regulations, rules and orders, specifically including without limitation the provisions of 42 U.S.C. Section 1320a-7b prohibiting illegal remuneration, by accurately and fully disclosing all discounts, rebates, and any other price concessions related to or generated as a result of this Agreement (i) in the costs claimed or charges made under Medicaid/Medicare programs or any other similar federal or state programs, or (ii) when providing any pricing information to such agencies, programs, or other third party payors.

         9.3 The parties shall comply with all applicable provisions of HIPAA, as specifically established in 45 CFR parts 160 and 164, and any further amendments or regulations adopted pursuant thereto.

         9.4 The parties agree to comply with the provisions of all applicable laws, regulations, rules and orders including, but not limited to, the Federal Food, Drug & Cosmetic Act, the Prescription Drug Marketing Act, and all regulations, rules and orders promulgated thereunder. Any violation by a party of said laws, rules, regulations or orders relating to Fuzeon shall constitute a material breach of this Agreement.

10.      INSURANCE

         Each of the parties shall maintain insurance coverage as follows:

         10.1     WORKER COMPENSATION, INCLUDING OCCUPATIONAL DISEASE

         i) Statutory limits of each of the States in which a party employs its workforce; and

         ii) Employers Liability Insurance with minimum limits of $500,000 per occurrence and a $1,000,000 disease policy limit.

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         10.2     COMPREHENSIVE GENERAL LIABILITY INSURANCE with minimum limits of $5,000,000 per occurrence and $10,000,000 aggregate for bodily injury and property damage.

         i) The General Liability Insurance will also provide coverage for Broad Form Contractual Liability Insurance. This Broad Form Contractual Liability Insurance will insure the hold harmless and indemnification provisions contained in Section 11 of the contract.

         ii) In addition to Comprehensive General Liability Insurance, Chronimed will also provide All Risk Property Insurance in an amount sufficient to cover the value, at WAC, of all Roche Fuzeon held on consignment and under the care, custody and control of Chronimed. Roche will be named as the loss payee for this coverage.

         iii) The General Liability Insurance will also provide Completed Operations Insurance for a term of two (2) years, which term shall commence upon termination of this Agreement.

         iv) The exclusion in the General Liability Policy, commonly referred to as x, c, u exclusion, shall be deleted from the Policy.

         10.3 COMPREHENSIVE AUTOMOBILE INSURANCE covering the insured party for claims arising from owned, hired, and non-owned vehicles for bodily injury and property damage with minimum limits of $2,000,000 per occurrence and $2,000,000 aggregate.

         10.4     EXCESS LIABILITY INSURANCE

         A party may fulfill its insurance obligations under this Section 10 by providing $1,000,000 primary coverage limits for General Liability and for Automobile Liability, and by providing excess or umbrella liability insurance with minimum limits of $9,000,000 per occurrence and $9,000,000 aggregate in excess of the primary coverage limits, but only so long as such excess policy includes Broad Form Contractual Liability, Broad Form Property Damage, and Completed Operations coverage.

         10.5     ADDITIONAL INVENTORY INSURANCE COVERAGE

         In the event Roche requires Chronimed to maintain inventory levels of Fuzeon valued in excess of [XXXX], the parties may mutually determine appropriate additional levels of Chronimed coverage insuring such excess inventory. Roche shall reimburse Chronimed for the additional premium expense of any such additional coverage.

11.      INDEMNIFICATION

         11.1 Chronimed agrees to defend, indemnify and hold harmless Roche and its officers, directors and employees from and against all demands, claims, actions, causes of action, assessments, liabilities, losses, damages, costs and expenses including without

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limitation interest, penalties and disbursements, (collectively, "Damages"), insofar as such Damages are imposed upon or incurred by Roche, or its officers, directors and employees as a proximate result of (i) a breach by Chronimed of the terms and conditions of this Agreement, or any misrepresentation or breach of the representations made by Chronimed in this Agreement, or (ii) any negligence or willful misconduct of Chronimed.

         11.2 Roche agrees to defend, indemnify and hold harmless Chronimed and its officers, directors and employees from and against all Damages, insofar as the same are imposed upon or incurred by Chronimed, or its officers, directors and employees as a proximate result of (i) a breach by Roche of the terms and conditions of this Agreement, or any misrepresentation or breach of the representation made by Roche in this Agreement, or (ii) any negligence or willful misconduct of Roche.

         11.3 The obligations and liabilities of the indemnifying party to the party to be indemnified with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within twenty (20) days after (i) receipt of notice of commencement of any action, (ii) receipt of a written assertion of any claim by a third party, or (iii) the party to be indemnified obtains actual knowledge that an event giving rise to any indemnity obligation has arisen, the party to be indemnified shall give the indemnifying party written notice thereof specifying the factual basis of the claim in reasonable detail to the extent then known to the party to be indemnified, together with a copy of such claim, process or other legal pleading, if applicable, (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to indemnified party;

                  (b) in the case of a third party claim, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnified party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

                  (c) anything in this Section 11.3 to the contrary notwithstanding, if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, provided, however, that the indemnified party shall not, without prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the

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

giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

         11.4 Notwithstanding anything to the contrary contained anywhere in this Agreement, Chronimed does not waive or in any way compromise, modify or diminish its rights and remedies, or release Roche from its obligations or liabilities with respect to any third-party product liability or other claim that may be asserted against Chronimed based upon an actual or alleged merchantability, fitness for a particular purpose, the use of Fuzeon whether as recommended or otherwise, or failure or problem in the manufacture of Fuzeon, including without limitation any failure of Fuzeon product inserts and other similar materials supplied with Fuzeon by Roche to contain accurate and adequate information and warnings.

         11.5 The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which would reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized) or to the extent of any net proceeds of actions against third parties by the indemnified party. An indemnified party under this Agreement agrees to timely notify each insurance carrier of any possible claims for coverage with respect to an indemnifiable liability, and to diligently prosecute such claims against the insurance carrier without regard to the possibility of indemnification hereunder.

12.      RECORDS MAINTENANCE, ACCESS AND AUDIT

         Subject to the requirements or restrictions of HIPAA or other applicable federal, state or local law, each party agrees to provide the other party, and any federal, state or local governmental authorities having jurisdiction, upon request, access to all books, records and information relating to this Agreement and the providing party's performance hereunder, and to maintain such books, records and information for the longer of five (5) years from and after termination of this Agreement or the period required by law. All requested books, records, and information shall be supplied within fourteen (14) days of the receipt of the request, where practicable. All books, records and information shall be maintained in such form, contain such information, and be preserved for such time periods as are required by law. A requesting party may make copies of any such books, records, and information at the requesting party's expense. All books, records, and information provided or reproduced shall be protected by the parties' confidentiality covenant, as stated in
Section 16. This Section shall survive termination of this Agreement regardless the reason for termination.

13.      TERM AND TERMINATION

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

         13.1 The Term of this Agreement shall commence on the date of the last signature by a party hereto and, unless earlier terminated pursuant to the terms of this Section 13, continue for one year following the Launch date.

         13.2 Upon the expiration of the Term of this Agreement, the parties may elect to extend this Agreement on an exclusive basis for a period or time to be agreed upon, and for specific services to be agreed upon and, failing such extended or new agreement, this Agreement shall terminate. The parties agree to meet not less than 90 days prior to the end of the Term to discuss renewal or termination.

         13.3 A party may terminate this Agreement upon 30 days written notice to the other party in the event of (i) non-performance for two consecutive months of a performance standard in EXHIBIT D or (ii) other breach by the non-terminating party. Non-payment of any sum when due shall be deemed an event of breach. In the event of notice to terminate for material non-performance or breach, the non-terminating party shall be afforded reasonable opportunity to cure within such 30-day period.

         13.4 A party may terminate this Agreement immediately upon notice to the other in the event of the non-terminating party's insolvency, liquidation, petition in bankruptcy, or similar action for protection under laws affording debtor relief.

         13.5 Roche may terminate this Agreement if Chronimed is purchased in whole or material part, or merges with a company unacceptable to Roche in its reasonable discretion as an exclusive distribution company in the HIV marketplace.

         13.6 Roche may terminate this Agreement in accordance with the terms of Section 4.5.

         14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement among the parties with respect to Fuzeon and the services contemplated herein and supercedes all previous negotiations, commitments and writings. No modifications or amendments hereof shall be effective unless made in writing and signed by the parties.

         15.      ASSIGNMENT

         This Agreement may not be assigned or the obligations or performance required herein transferred by a party without the prior written consent of the others.

         16.      CONFIDENTIALITY

         The parties agree to maintain in confidence, indefinitely beyond the termination of this Agreement, and not disclose to any third party, include in any publication, or use for a receiving party's benefit or the benefit of any third party, without the prior written consent of the disclosing party, any Confidential Information of the disclosing party. Confidential Information shall include, by way of example and not limited to, any scientific or business information including data, know-how, materials, methods, financial data, projections or plans owned and treated by the disclosing party as confidential. The parties' receipt, creation, ownership, use, or disclosure of any Protected Health Information shall be governed by the requirements of HIPAA or any other applicable state laws. No party will disclose to another or use proprietary in-formation or property of a third party without the third party's prior consent.

         The restrictions in this Section shall not apply to any Confidential Information that (i) was known to the receiving party prior to disclosure by the disclosing party, as demonstrated in the receiving party's written records, or
(ii) at the time of disclosure, was generally available to the public, or after disclosure was generally available to the public through no fault of the non-disclosing parties, or (iii) is made available to a non-disclosing party by a third party having a right to do so without violation of an obligation of confidentiality, or (iv) is required by law, regulation, subpoena, government or judicial order to be disclosed, provided the party subject to such required disclosure notifies the other parties upon such request for disclosure and prior to such required disclosure permits the other parties to oppose the same by appropriate legal action.

         17.      DISPUTE RESOLUTION

         The parties agree to meet and confer in good faith to resolve any dispute arising under this Agreement. Any unresolved dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for temporary, preliminary, or permanent injunctive relief or any other form of equitable relief, may, at the option of the party claiming to be aggrieved, be settled by binding arbitration administered by the American Arbitration Association ("AAA") and conducted by a sole Arbitrator ("Arbitrator") in accordance with the AAA's Commercial Arbitration Rules ("Rules"). Arbitration shall be conducted in Chicago, Illinois. A stenographic record shall be made of all testimony in any arbitration in which any disclosed claim or counterclaim exceeds $250,000. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith or that would produce a different result, and judgment on the award rendered by the Arbitrator (the "Award") may be entered by any court having jurisdiction thereof. An Award for $250,000 or more shall be accompanied by a short statement of the reasoning on which the Award rests.

         Within thirty (30) days of receipt of an Award of $250,000 or more (which shall not be binding if an appeal is taken), a party may notify the AAA of its intention to appeal the Award to a second Arbitrator (the "Appeal Arbitrator"), designated in the same manner as the Arbitrator except that the Appeal Arbitrator must have at least twenty (20) years' experience in the active practice of law or as a judge. The Appeal Arbitrator shall not take new testimony or other evidence and shall not modify or replace the Award except for clear error of law. The Award, as confirmed, modified or replaced by the Appeal Arbitrator, shall be final and binding, and judgment thereon may be entered by any court having jurisdiction thereof.

         Nothing in this Section 17 shall prevent a party claiming to be aggrieved from opting to litigate said dispute pursuant to Section 19.

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

         18.      NOTICE

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be given in person, delivered by recognized overnight delivery service, sent by mail (certified or registered) and addressed, in the case of Chronimed, to the Chief Executive Officer (with copy to the General Counsel) and, in the case of Roche, to the Roche Vice President, Marketing (with a copy to the Roche's Corporate Secretary) and to the Trimeris, Inc. Vice President of Finance at 3518 Westgate Drive, Suite 300, Durham, N.C. 27707, or such other persons or addresses as may have been furnished in writing to the notifying party in accordance with the provisions of this Section. Except as otherwise provided herein, any notice shall be deemed delivered upon the earlier of (i) actual receipt, (ii) two (2) business days after delivery to such recognized overnight delivery service, or (iii) five (5) business days after deposit into the mail.

         19.      CHOICE OF LAW

         This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to New Jersey's choice of law provisions. It is understood that the parties submit to the jurisdiction of the state and federal courts in the State of New Jersey as to any action commenced therein.

         20.      SEVERABILITY

         The provisions of this Agreement are severable, and any judicial determination that a provision is invalid or unenforceable shall not affect the validity or enforceability of any other provision, but rather shall cause this Agreement first to be construed in all respects as if such invalid or unenforceable provision was modified to terms which are valid and enforceable and to reflect the intent of the parties in performing this Agreement, but if such intent cannot be determined or reasonably achieved, then as if such invalid or unenforceable provision was omitted.

         21.      INDEPENDENT CONTRACTORS

         The relationship between Roche and Chronimed and their respective employees and agents is that of independent contractors, and none shall be considered an agent or representative of the other for any purpose, nor shall any party or its agents or employees hold themselves out to be an agent or representative of any other party for any purpose. Roche and Chronimed will each be liable solely for the action, rights and responsibilities of their respective agents and employees, and neither Roche nor Chronimed will be liable for the acts or omissions of the other or the agents and employees of the other, including without limitation any employment, benefits, or tax obligations.

         22.      FORCE MAJEURE

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

         If either party shall be delayed, interrupted or prevented with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such party's reasonable control, such party shall not be liable to the other therefore, and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention.

         Within fifteen (15) days after the beginning of the force majeure, the party invoking its force majeure rights must notify the other of this fact in accordance with Section 18. The party invoking force majeure rights must also notify the other of the termination of the force majeure within fifteen (15) days following such termination. If the force majeure renders either timely notice impossible, notice must be provide as soon as practicably possible.

         If a force majeure delay exceeds thirty (30) days, a party may elect to treat such delay as a material breach and may terminate this Agreement pursuant to the terms of Section 13. If no notice of such election to terminate is given prior to termination of the force majeure, this Agreement will continue in effect without modification.

         23.      USE OF NAMES OR TRADEMARKS

         Neither party shall use the other party's, or other party's affiliates', name, trade, or service marks for publicity or advertising purposes, or in a press release without the prior written consent of the other party. Chronimed agrees that it has no right to use the Fuzeon trademark except as specifically allowed herein. Neither party will create any publication or marketing tool utilizing Confidential Information or the names, trade or service marks of the other without the express written consent of the other.

         24.      NO WAIVER.

         In order to be effective, any waiver, by either Party, of any right under this Agreement, must be in writing signed by an authorized representative of the Party making the waiver. No such waiver or failure of either Party to enforce a right or strict performance under this Agreement shall be deemed to be a waiver or forbearance which would in any way prevent such Party from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this Agreement. No such waiver or failure to enforce shall affect the validity of this Agreement or be a continuing waiver excusing non-compliance with any provision of this Agreement in the future. Similarly, any waiver or failure to enforce shall in no event constitute a course of dealing between the Parties.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have caused this Agreement to be executed as of the respective dates written below.

CHRONIMED INC.                              ROCHE LABORATORIES INC.

BY: ____/S/____________________             BY: _____/S/____________________

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

_______________________________             ________________________________
NAME                                        NAME

_______________________________             ________________________________
TITLE                                       TITLE

_______________________________             ________________________________
DATE                                        DATE

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